Exhibit 4.46

Federal Supervisory Service for Communications

Addendum No. 2

to License No. 30265  (Account Series A 030167)

dated December 30, 2003

The line “ Start of services’ rendering (not later than)” on the title page shall be revised to read as follows:
“December 30, 2005”

Deputy Manager,
Federal Supervisory Service for Communications	S. A. Malyanov

26.05.2005